Exhibit 99.1

Company Contact:	Investor Relations Contact:
Mr. Thomas Sammons	Hayden IR
Chief Financial Officer	Brett Maas
TechPrecision Corporation	Phone: 646-536-7331
Phone: 978-883-5109	Email: brett@haydenir.com
Email: sammonst@ranor.com	Website: www.haydenir.com

Website: www.techprecision.com

FOR IMMEDIATE RELEASE

TechPrecision Corporation Reports Third Quarter Financial Results

Backlog reaches $17 million; highest level in over three years

Westminster, MA – February 13, 2020 – TechPrecision Corporation (OTCQB: TPCS) (“TechPrecision” or “the Company”), an industry leading manufacturer of precision, large-scale fabricated and machined metal components and tested systems with customers in the defense, energy and precision industrial sectors, today reported financial results for the third quarter and nine months ended December 31, 2019.

“Our results for the third quarter were negatively impacted by learning-curve related cost overruns that resulted in negative margins and increased loss provisions on a limited number of new projects,” stated Alexander Shen, TechPrecision’s Chief Executive Officer. “These new projects are an opportunity to demonstrate technical excellence in custom know-how of complex fabrication and complex machining, and represent a definite entry point into new business prospects. We expect improved margins going forward as these projects approach completion, costs stabilize, and additional profitable projects come on-line.”

“The Company’s sales order backlog reached its highest level in over three years increasing to $17.0 million at December 31, 2019 as approximately $15.3 million of additional orders were booked over the first nine months of fiscal 2020,” stated Mr. Shen. “We continue to replenish backlog and we believe this will provide for a steady revenue stream and profitable margins in fiscal 2021.”

In January 2020, the Company used $1.1 million from available cash and repaid in full the capital equipment obligation with Peoples Capital. This payment reduced our total debt obligations to $2.6 million at January 17, 2020 from $3.7 million at December 31, 2019, and facilitated increasing our revolving line of credit with Berkshire Bank from $1 million to $3 million.

“The debt repayment reduces our cash outflow and expense for debt principal and interest payments in future periods,” added Mr. Shen, “while providing increased borrowing capacity and financial flexibility.”

Third Quarter of Fiscal 2020 Financial Results

•	Net sales were $3.7 million or 14% lower when compared to $4.3 million in the same quarter a year ago.
•	Cost of sales were 2% higher than the prior year, impacted by a $0.3 million charge for loss contracts.
•	Gross profit was $0.3 million, down from $1.0 million in the same quarter last year.
•	Operating loss was $348,000 compared to operating income of $339,000 in the same period a year ago.

Nine Months of Fiscal 2020 Financial Results

•	Net sales were $11.1 million or 8% lower when compared to $12.0 million in the same period a year ago.
•	Cost of sales were 4% higher than the prior year, impacted by $0.8 million charge for loss contracts this fiscal year.
•	Gross profit was $1.8 million, down 41% when compared to the same period last year.

•	Operating loss was $0.3 million compared to operating income of $1.0 million in the same period a year ago.
•	Net loss was $0.4 for the nine months ended December 31, 2019, compared to net income of $0.6 million for the nine months ended December 31, 2018.
•	EBITDA was $0.3 million for the nine months ended December 31, 2019, $1.3 million lower when compared to the same period a year ago.

Financial Position

At December 31, 2019, TechPrecision had $2.0 million in cash and cash equivalents. Working capital was $5.4 million compared to working capital of $6.3 million at March 31, 2019.

Teleconference Information

The Company will hold a conference call at 4:30 p.m. Eastern (U.S.) time on February 13, 2020. To participate in the live conference call, please dial 1-844-407-9500 five to 10 minutes prior to the scheduled conference call time. International callers should dial 1-862-298-0850. When prompted, reference TechPrecision.

A replay will be available until March 13, 2020. To access the replay, dial 1-877-481-4010 or 1-919-882-2331. When prompted, enter Conference Passcode 58362. The call will also be available over the Internet and accessible at https://www.webcaster4.com/Webcast/Page/2198/33008.

About TechPrecision Corporation

TechPrecision Corporation, through its wholly owned subsidiary, Ranor, Inc., manufactures large-scale, metal fabricated and machined precision components and equipment. These products are used in a variety of markets including: defense, aerospace, nuclear, industrial, and medical. TechPrecision’s goal is to be an end-to-end service provider to its customers by furnishing customized solutions for completed products requiring custom fabrication and machining, assembly, inspection and testing. To learn more about the Company, please visit the corporate website at http://www.techprecision.com. Information on the Company’s website or any other website does not constitute a part of this press release.

Safe Harbor Statement

This release contains certain “forward-looking statements” relating to the business of the Company and its subsidiary companies. All statements other than statements of current or historical fact contained in this press release, including statements that express our intentions, plans, objectives, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “should,” “would” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements are based on current expectations, estimates and projections made by management about our business, our industry and other conditions affecting our financial condition, results of operations or business prospects. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, the forward-looking statements due to numerous risks and uncertainties. Factors that could cause such outcomes and results to differ include, but are not limited to, risks and uncertainties arising from: our reliance on individual purchase orders, rather than long-term contracts, to generate revenue; our ability to balance the composition of our revenues and effectively control operating expenses; the availability of appropriate financing facilities impacting our operations, financial condition and/or liquidity; our ability to receive contract awards through competitive bidding processes; our ability to maintain standards to enable us to manufacture products to exacting specifications; our ability to enter new markets for our services; our reliance on a small number of customers for a significant percentage of our business; competitive pressures in the markets we serve; changes in the availability or cost of raw materials and energy for our production facilities; operating in a single geographic location; restrictions in our ability to operate our business due to our outstanding indebtedness; government regulations and requirements; pricing and business development difficulties; changes in government spending on national defense; our ability to make acquisitions and successfully integrate those acquisitions with our business; general industry and market conditions and growth rates; general economic conditions; and other risks discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). Any forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release, except as required by applicable law. Investors should evaluate any statements made by us in light of these important factors.

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TECHPRECISION CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

	December 31, 2019	March 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$1,968,405	$2,036,646
Accounts receivable	752,984	1,010,443
Contract assets	3,800,928	4,390,832
Inventories	1,512,082	1,240,315
Other current assets	794,387	498,059
Total current assets	8,828,786	9,176,295
Property, plant and equipment, net	4,347,796	4,860,609
Deferred income taxes	2,119,439	2,004,346
Other noncurrent assets, net	43,913	6,233
Total assets	$15,339,934	$16,047,483

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$470,619	$609,082
Accrued expenses	981,255	753,499
Contract liabilities	828,762	740,947
Current portion of long-term debt	1,167,518	822,105
Total current liabilities	3,448,154	2,925,633
Long-term debt	2,481,948	3,410,542
Stockholders’ Equity:
Common stock - par value $.0001 per share, 90,000,000 shares authorized, 29,254,594 and 29,234,594 shares issued and outstanding, at December 31, 2019 and March 31, 2019	2,925	2,923
Additional paid in capital	8,781,971	8,693,106
Accumulated other comprehensive income	21,611	21,940
Retained earnings	603,325	993,339
Total stockholders’ equity	9,409,832	9,711,308
Total liabilities and stockholders’ equity	$15,339,934	$16,047,483

TECHPRECISION CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME

(unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2019	2018	2019	2018
Net sales	$3,667,276	$4,270,396	$11,075,620	$11,990,404
Cost of sales	3,352,962	3,299,166	9,238,287	8,871,550
Gross profit	314,314	971,230	1,837,333	3,118,854
Selling, general and administrative	662,675	631,783	2,145,055	2,113,285
(Loss) income from operations	(348,361)	339,447	(307,722)	1,005,569
Other income	185	1,590	21,063	8,605
Interest expense	(69,328)	(88,314)	(218,447)	(273,948)
Total other expense, net	(69,143)	(86,724)	(197,384)	(265,343)
(Loss) income before income taxes	(417,504)	252,723	(505,106)	740,226
Income tax (benefit) expense	(97,734)	34,701	(115,092)	177,104
Net (loss) income	$(319,770)	$218,022	$(390,014)	$563,122
Other comprehensive (loss) income, before tax:
Foreign currency translation adjustments	$9	$18	$(329)	$(2,402)
Other comprehensive (loss) income, net of tax	$9	$18	$(329)	$(2,402)
Comprehensive (loss) income	$(319,761)	$218,040	$(390,343)	$560,720
Net (loss) income per share basic	$(0.01)	$0.01	$(0.01)	$0.02
Net (loss) income per share diluted	$(0.01)	$0.01	$(0.01)	$0.02
Weighted average number of shares outstanding: Basic	29,254,594	28,858,560	29,254,230	28,835,957
Weighted average number of shares outstanding: Diluted	29,254,594	30,427,218	29,254,230	30,158,509

TECHPRECISION CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Nine Months Ended December 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(390,014)	$563,122
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	548,038	558,571
Amortization of debt issue costs	31,280	43,638
Stock based compensation expense	81,667	106,727
Change in contract loss provision	216,039	24,541
Deferred income taxes	(115,092)	177,104
Changes in operating assets and liabilities:
Accounts receivable	257,459	1,299,194
Inventories	(271,767)	(1,004,145)
Contract assets	589,904	(5,912,297)
Other current assets	(296,328)	(14,174)
Other noncurrent assets	(9,419)	(7,245)
Accounts payable	(138,463)	279,893
Accrued expenses	18,282	202,860
Contract liabilities	87,815	3,803,087
Net cash provided by operating activities	609,401	120,876
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(35,225)	(402,880)
Net cash used in investing activities	(35,225)	(402,880)
CASH FLOWS FROM FINANCING ACTIVITIES
Deferred loan costs	(32,209)	--
Repayment of long-term debt	(610,515)	(569,809)
Net cash used in financing activities	(642,724)	(569,809)
Effect of exchange rate on cash and cash equivalents	307	628
Net decrease in cash and cash equivalents	(68,241)	(851,185)
Cash and cash equivalents, beginning of period	2,036,646	2,689,110
Cash and cash equivalents, end of period	$1,968,405	$1,837,925

TECHPRECISION CORPORATION

SUPPLEMENTAL INFORMATION

Reconciliation of EBITDA to Net Income

The following table provides a reconciliation of EBITDA to net (loss) income, the most directly comparable U.S. GAAP measure reported in our condensed consolidated financial statements:

(dollars in thousands)	Nine months December 31, 2019	Nine months December 31, 2018	Change Amount
Net (loss) income	$(390)	$563	$(953)
Income tax (benefit) expense	(115)	177	(292)
Interest expense (1)	218	274	(56)
Depreciation	548	559	(11)
EBITDA	$261	$1,573	$(1,312)
(1)	Includes amortization of debt issue costs.

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